Exhibit 99.1

                                  RISK FACTORS

Risks Relating to the Company

We have a limited operating history and have experienced development stage losses.

         Our company was formed in stages and placed together as one company in February, 1999. Accordingly, there is an extremely limited operating history upon which to base an evaluation of the company and our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks include:

      o     an evolving and unpredictable business model;

      o     management of growth, if any;

      o     our ability to anticipate and adapt to a developing market;

      o acceptance by customers of our services and merchandise sold at such auctions;

      o     dependence upon the level of hits to our sites;

      o development of equal or superior Internet portals, auctions and related services by competitors;

      o     dependence on vendors for merchandise; and

      o the ability to identify, attract, retain and motivate qualified personnel.

         To address these risks, we must, among other things, increase traffic to our websites, maintain our customer base and attract significant numbers of new customers, respond to competitive developments, implement and execute successfully our business strategy and continue to develop and upgrade our technologies and customer services. We cannot offer any assurances that that we will be successful in addressing these risks.

Our capital is limited and we may need additional financing to implement our business plan and continue operations.

         We require substantial working capital to fund our business. We expect that additional funds will be necessary for our company to implement its business plan. If we are unable to obtain financing in the amounts desired and on acceptable terms, or at all, we may be required to reduce significantly the scope of its presently anticipated advertising and other expenditures, which could have a material adverse effect on our growth prospects and the market price of our common stock.

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We have only recently  introduced the  collectibles  portal and we are unable to guarantee that the marketplace will except our services and products.

         The collectibles portal was only launched in January 2000. The research site is not expected to be launched until mid to late 2000. Therefore, we are unable to provide any assurances that that the marketplace will accept the new direction the company has taken and the services it is offering, or that we will be able to provide such services at a profit.

We expect to incur additional losses as a result of the anticipated significant increase in marketing and promotional expenses.

         We intend to expend significant financial and management resources on brand development, development of the research site, marketing and advertising, website development, strategic relationships, and technology and operating infrastructure. Primarily as a result of the anticipated significant increase in marketing and promotional expenses, we expect to incur additional losses, and such losses are expected to increase significantly from current levels. In addition, we plan to continue to increase our operating expenses significantly in order to increase our customer base, increase the size of our staff, expand our marketing efforts to enhance our brand image, increase our visibility on other companies' high-traffic websites, increase our software development efforts, support our growing infrastructure, and acquire complementary businesses and technologies.

         Moreover, to the extent that increases in such operating expenses precede or are not subsequently followed by increased revenues, our business, results of operations and financial condition will be materially adversely affected. We cannot provide any assurances that our revenues will increase or even continue at their current level or that we will achieve or maintain profitability or generate positive cash flow from operations in future periods. We have made and expect in the future to continue to make significant investments in infrastructure and personnel in advance of levels of revenue necessary to offset such expenditures. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Our operating results are unpredictable and are expected to fluctuate in the future.

         Because of the uncertain nature of the rapidly changing market we serve, period-to-period comparisons of operating results are not likely to be meaningful. In addition, you should not rely on the results for any period as an indication of future performance. Our operating results are unpredictable and are expected to fluctuate in the future, due to a number of factors, many of which are outside our control. These factors include:

      o our ability to significantly increase our customer base and traffic to our websites, manage our inventory mix and the mix of products offered, liquidate our inventory in a timely manner, maintain gross margins, and maintain customer satisfaction;

      o     the availability and pricing of merchandise from vendors;

      o consumer confidence in encrypted transactions in the Internet environment;

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      o     the timing, cost and availability of advertising on our websites and other entities' websites;

      o the amount and timing of costs relating to expansion of our operations;

      o the announcement or introduction of new types of merchandise, service offerings or customer services by our company or our competitors;

      o     technical difficulties with respect to consumer use of our websites;

      o     acquisitions of complementary business and technologies;

      o     governmental regulation by federal or local governments; and

      o general economic conditions and economic conditions specific to the Internet and electronic commerce.

         As a strategic response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on our results of operations and financial condition. Due to all of the foregoing factors, our operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock would likely be materially adversely affected.

We rely on our relationships with online companies.

         We have increased our dependence on relationships with other online companies. These relationships include, but are not limited to, agreements for anchor tenancy, promotional placements, sponsorships and banner advertisements. Generally, these agreements are not exclusive and do not provide for guaranteed renewal. The risks included in this dependence include the following:

      o the possibility that a competitor will purchase exclusive rights to attractive space on one or more key sites;

      o the uncertainty that significant spending on these relationships will increase our revenues substantially or at all;

      o the possibility that potential revenue increases resulting from such spending will not occur within the time periods that we are expecting;

      o the possibility that space on other websites or the same sites may increase in price or cease to be available on reasonable terms or at all;

      o the possibility that, if these relationships are successful, we may not be able to obtain adequate amounts of merchandise to meet the increased demand that is generated;

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      o     the possibility that we may not be able to develop partnerships with lead manufacturers, licensers, licensees, collecting communities, and major auction houses for the collectibles portal;

      o the possibility that such online companies will be unable to deliver a sufficient number of customer visits or impressions; and

      o the possibility that such online companies will compete with our company for limited online auction revenues.

Any termination of the our arrangements with other online companies could have a material adverse effect on our business, results of operations and financial condition.

The successful operation of our business depends upon the supply of critical elements from other third parties.

         Our operations depend on a number of third parties for Internet/telecom access, delivery services, credit card processing and software services. We have limited control over these third parties and no long-term relationships with any of them.

         Technology: We do not own a gateway onto the Internet, but instead, rely on an Internet service provider to connect our websites to the Internet. From time to time, we have experienced temporary interruptions in our websites connection and also our telecommunications access. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver our products and services. Our internally-developed auction software depends on operating system, database and server software that was developed and produced by and licensed from third parties. We have from time to time discovered errors and defects in the software from these third parties and, in part, relies, on these third parties to correct these errors and defects in a timely manner. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business, and could expose us to liabilities to third parties.

         Order Fulfillment. We use overnight courier and delivery services for substantially all of our products. Should these services be unable to deliver our products for a sustained time period as a result of a strike or other reason, our business, results of operations and financial condition would be adversely affected. If, due to computer systems failures or other problems related to these third-party service providers, we experience any delays in shipment, its business, results of operations and financial condition would be adversely affected.

         Distribution. To increase traffic for our online properties and make them more available and attractive to advertisers and consumers, we expect to have distribution agreements and informal relationships with leading Web browser providers such as Microsoft, operators of online networks and leading Web sites, software developers and computer manufacturers. These distribution arrangements

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typically are not exclusive and do not extend over a significant amount of time.
Potential distributors may not offer distribution of our properties and services on reasonable terms. Third parties that provide distribution typically charge fees or otherwise impose additional conditions on th elisting of our online properties. Any failure to cost-effectively obtain distribution or to obtain distribution on terms that are reasonable, could have a material adverse effect on our business, results of operations, and financial condition.

Our failure to attract advertising revenue in quantities and at rates that are satisfactory to us could harm our business.

         We  expect  to  derive  a  large   portion  of  our  net  revenue  from
advertisements displayed on our websites. Our ability to continue to achieve substantial advertising revenue depends upon:

      o the development of a large base of users possessing demographic characteristics attractive to advertisers;

      o     the level of traffic on our websites;

      o our ability to derive better demographic and other information from our users;

      o     acceptance by advertisers of the Web as an advertising medium; and

      o     our   ability  to   transition   and  expand  into  other  forms  of
            advertising.

         No standards have yet been widely accepted for the effectiveness of Web-based advertising. Advertising filter software programs are available that limit or remove advertising from an Internet user's desktop Such software, if generally adopted by users may have a materially adverse effect upon the viability of advertising on the Internet. If we are unsuccessful in sustaining or increasing advertising sales levels, it could harmve a material adverse effect on our business, operating results and financial condition.

Our failure to manage growth could harm us.

         We have rapidly and significantly expanded our operations and anticipate that significant expansion of our operations will continue to be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. Increases in the number of employees and the volume of merchandise sales have placed significant demands on our management, which as of December 31, 1999 included only four executive officers. In order to manage the expected growth of its operations, we will be required to expand existing operations, particularly with respect to customer service and merchandising, to improve existing and implement new operational, financial and inventory systems, procedures and controls.

         If our company's growth continues, we will experience a significant strain on our resources because of:

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      o     the need to manage  relationships  with various strategic  partners, technology licensors, advertisers, other Websites and services, Internet service providers and other third parties;

      o difficulties in hiring and retaining skilled personnel necessary to support our businesses;

      o     the need to train and manage a growing employee base; and

      o pressures for the continued development of our financial and information management systems.

         Difficulties we may encounter in dealing successfully with the above risks could seriously harm our operations. We cannot offer any assurance that our current personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to identify, hire, train, retain, motivate and manage required personnel.

If future acquisitions are not successful, or if we are not able to structure future acquisitions in a financially efficient manner, there could be an adverse effect on our business and operations.

         If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe will help us develop and expand our business. The process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures which we cannot anticipate and may absorb significant management attention that would otherwise be available for further development of our existing business. Moreover, the anticipated benefits of any acquisition may not be realized. Any future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available to us on favorable terms or at all, and might be dilutive. Additionally, we may not be able to successfully identify, negotiate or finance future acquisitions or to integrate acquisitions with our current business.

Our company's success still depends upon its ability to attract and retain management and qualified technical personnel.

         At present, our company employs approximately 20 full-time personnel. We are substantially dependent on the continued services of members of our senior management and other key personnel, particularly our President, Gregory Rotman; Vice President, Treasurer and Secretary, Richard Rotman; and Vice
President, Marc Stengel. Each of these individuals has acquired specialized knowledge and skills with respect to our company and our operations. As a result, if any of these individuals were to leave our company, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. In order to meet expected growth, we believe that our future success will depend upon our ability to identify, attract, hire, train, motivate and retain other highly-skilled managerial, merchandising, engineering, technical consulting, marketing and customer service personnel. We do not have a long-term employment agreements with any of our key personnel and we do not maintain any key person life insurance. We cannot offer assurances that we will be successful in attracting, assimilating or retaining the necessary personnel, and the failure to do so could have a material adverse effect on our business.

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Our success is dependent  upon our ability to purchase  inventory at  attractive prices and to liquidate inventory rapidly.

         Although we have shifted our focus to our collectibles site, at the present time Rotman Auction is still a distinct operating entity. In addition to auctioning collectibles on consignment, currently approximately 80% of the aggregate sales prices of collectibles sold at our auctions are from our own inventory. We purchase these collectibles from dealers and collectors and assume the inventory and price risks of these items until they are sold. Due to the inherently unpredictable nature of auctions, it is impossible to determine with certainty whether an item will sell for more than the price we paid. Further, because minimum opening bid prices for the merchandise listed on our websites generally are lower than our acquisition costs for such merchandise, we cannot offer any assurance that we will achieve positive gross margins on any given sale. If we were unable to resell our purchased collectibles when we want or need to, or at prices sufficient to generate a profit on their resale, or if the market value of our inventory of purchased collectibles were to decline, our operating results would be negatively affected.

Our success is dependent upon market awareness of our brand.

         We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our company will depend largely on our success in increasing our customer base. If vendors do not perceive us as an effective marketing and sales channel for their merchandise, or consumers do not perceive our company as offering an entertaining and desirable way to purchase merchandise, we may be unsuccessful in promoting and maintaining its brand.

         Furthermore, in order to attract and retain customers and to promote and maintain our company in response to competitive pressures, we may find it necessary to increase our marketing and advertising budgets and otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. We will need to continue to devote substantial financial and other resources to increase and maintain the awareness of our online brands among website users, advertisers and e-commerce partners through:

      o     Web advertising and marketing;

      o     traditional media advertising campaigns; and

      o     providing a high quality user experience.

Our results of operations could be seriously harmed if our investment of financial and other resources in an attempt to achieve or maintain a leading position in Internet commerce or to promote and maintain our brand, does not generate a corresponding increase in net revenue, or if the expense of developing and promoting our online brands becomes excessive.

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Our  competitors  often  provide  Internet  access or  computer  hardware to our customers and they could make it difficult for our customers to access our services.

         Our users must access our services through an Internet access provider, or ISP, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider, such as America Online, or a computer or computing device manufacturer offers online services or properties that are competitive with those of our company, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own directory. Also, because an access provider gathers information from the user in connection with the establishment of the billing relationship, an access provider may be more effective than our company in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by his or her access provider or those offered by computer or computing device manufacturers rather than the services provided by our company our business, operating results and financial condition will be materially adversely affected.

Our systems may fail or experience a slow down.

         A key element of our strategy is to generate a high volume of traffic to, and use of, our websites. A portion of our revenues depend on the number of customers who use our websites to purchase merchandise. Accordingly, the satisfactory performance, reliability and availability of our websites, transaction-processing systems, network infrastructure and delivery and shipping systems are critical to our operating results, as well as our reputation and our ability to attract and retain customers and maintain adequate customer service levels.

         We periodically have experienced minor systems interruptions, including Internet disruptions, which we believe may continue to occur from time to time. Any systems interruptions, including Internet disruptions, that result in the unavailability of our websites or reduced order fulfillment performance would reduce the volume of goods sold, which could harm our business. We are continually enhancing and expanding our transaction-processing systems, network infrastructure, delivery and shipping systems and other technologies to accommodate a substantial increase in the volume of traffic on the our websites. We cannot guarantee that:

      o we will be able to accurately project the rate or timing of increases if any, in the use of our websites;

      o we will be able to timely expand and upgrade our systems and infrastructure to accommodate increases in the use of our websites;

      o     we will have uninterrupted access to the Internet;

      o     our users will be able to reach our Web sites;

      o     communications via our Web sites will be secure;

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      o     we or our  suppliers'  network  will be able to  timely  achieve  or
            maintain  a  sufficiently   high  capacity  of  data   transmission,
            especially if the customer usage of our websites increases.

Any disruption in the Internet access to our Websites or any systems failures could significantly reduce consumer demand for our services, diminish the level of traffic to our websites, impair our reputation and reduce our commerce and advertising revenue.

Our success depends upon our communications hardware and computer hardware.

         Substantially all of our communications hardware and computer hardware are located at our leased facility in Owings Mills, Maryland. Our systems are vulnerable to damage from fire, flood, power loss, telecommunication failure, break-in and similar events. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services and does not carry sufficient business interruption insurance to adequately compensate us for all losses that may occur. A substantial interruption in these systems would have a material adverse effect on our business, results of operations and financial condition.

         To date, we have experienced variable interruptions to our service as a result of loss of power and telecommunications connections. Despite our implementation of network security measures and firewall security, our servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties deliberately to exceed the capacity of our systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of our services and products and could seriously harm our business and results of operations.

Our future revenues will depend upon the continued consumer interest in the collectibles industry and demand for the types of collectibles that are listed for sale.

         We obtain some of our revenues from fees from sellers for listing products for sale on our service and fees from successfully completed auctions. Demand for collectibles is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial resources that may be required to bring new products to market. A decline in the popularity of, or demand for, certain collectibles or other items sold through our service could reduce the overall volume of transactions on our service, resulting in reduced revenues. In addition, certain consumer "fads" may temporarily inflate the volume of certain types of items list on our service, placing a significant strain upon our infrastructure and transaction capacity. These trends may also cause significant fluctuations in our operating results from one quarter to the next. Any decline

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in demand for the goods or services offered through our collectibles portal as a result of changes in consumer trends could have a material adverse effect on our business.



There are certain provisions of Delaware law that could have anti-takeover effects.

         Certain provisions of Delaware law and our Certificate of Incorporation and Amended and Restated Bylaws could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of our incumbent officers and directors. Our Certificate of Incorporation and Amended and Restated Bylaws do not do not provide for cumulative voting in the election of directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Sales Online Direct, Inc. to first negotiate with us. Section 203 could adversely affect the ability of stockholders to benefit from certain transactions which are opposed by the Board or by stockholders owning 15% of our common stock, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

         We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Section 203 could adversely affect the ability of stockholders to benefit from certain transactions which are opposed by the Board or by stockholders owning 15% of our common stock, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our success is dependent upon the protection of our intellectual property.

         As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limits access to and distribution of its software, documentation and other proprietary information. We cannot offer assurances that the steps we have taken will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford our company little or no effective protection of its intellectual property.

         We may in the future receive notices from third parties claiming infringement by our software or other aspects of our business. Although we are not currently subject to any such claim, any future claim, with or without

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merit, could result in significant  litigation costs and diversion of resources, including the attention of management, and require us to enter into royalty and licensing agreements, which could have a material adverse effect on our business, results of operations and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable to the company or at all. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect the our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, results of operations and financial condition.

         We also rely on a variety of technology that we license from third parties. We cannot make any assurances that these third-party technology licenses will continue to be available to the company on commercially reasonable terms. Our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing its proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would materially adversely affect our business, results of operations and financial condition.

We face risks associated with global expansion

         We do not currently have any overseas fulfillment or distribution facility or arrangement or any websites content localized for foreign markets. We cannot offer any assurances that we will be able to establish a global presence. In addition, there are certain risks inherent in doing business on a global level, such as:

      o     regulatory requirements;

      o     export restrictions;

      o     tariffs and other trade barriers;

      o     difficulties in staffing and managing foreign operations;

      o     difficulties in protecting intellectual property rights;

      o     longer payment cycles;

      o     problems in collecting accounts receivable;

      o     political instability;

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      o     fluctuations in currency exchange rates; and

      o     potentially adverse tax consequences.

         All of the above factors could adversely impact the success of our global operations. In addition, the export of certain software from the United States is subject to export restrictions as a result of the encryption technology in such software and may give rise to liability to the extent we violate such restrictions. We cannot offer assurances that we will be able to successfully market, sell and distribute its products in foreign markets or that one or more of such factors will not have a material adverse effect on our future global operations, and consequently, on our business, results of operations and financial condition.

We may be exposed to liability for content retrieved from our websites.

         We may be exposed to liability for content retrieved from our websites. Our exposure to liability from providing content on the Internet is currently uncertain. Due to third party use of information and content downloaded from our websites, we may be subject to claims relating to:

      o     the  content  and   publication  of  various   materials   based  on
            defamation, libel, negligence, personal injury and other legal theories;

      o copyright, trademark or patent infringement and wrongful action due to the actions of third parties; and

      o other theories based on the nature and content of online materials made available through our websites.

         Our exposure to any related liability could result in us incurring significant costs and could also be a drain on our financial and other resources. We do not maintain insurance specifically covering such claims. Liability or alleged liability could further harm our business by diverting the attention and resources of our management and by damaging our reputation in our industry and with our customers.


Risks Associated With Our Industry

The market for online services is intensely competitive.

         The market for Internet products and services is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. We currently or potentially compete with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include:

      o various Internet auction houses such as eBay, Egghead, uBID, Yahoo! Auctions, First Auction (the auction site for Internet Shopping Network, a wholly-owned subsidiary of Home Shopping Network Inc.), Surplus Auction (a wholly-owned subsidiary of Egghead, Inc.), WebAuction (the auction site for MicroWarehouse, Inc.) and Insight Auction (the auction site for Insight Enterprises, Inc.);

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      o     a number of  indirect  competitors  that  specialize  in  electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, AOL, Shopping Com and Cendant Corp.; and

      o a variety of other companies that offer merchandise similar to ours but through physical auctions and with which we compete for sources of supply; and

      o other companies that have combined a variety of services under one brand in a manner similar to ours including CMGI (Alta Vista), the Walt Disney Company (The GO Network), Excite and Lycos.

         We believe that the principal competitive factors affecting our market are the ability to attract customers at favorable customer acquisition costs, operate the websites in an uninterrupted manner and with acceptable speed, provide effective customer service and obtain merchandise at satisfactory prices. We cannot offer any assurances that we can maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, customer support, technical and other resources.

         Current and potential competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than the company. As a result, such competitors may be able to secure merchandise from vendors on more favorable terms than we can, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can.

         With respect to our new collectibles portal, several other companies have combined a variety of services under one brand in a manner similar to our portal, including Yahoo!, Microsoft (MSN), Excite, Lycos and CMGI (Alta Vista). Although our portal is focused specifically on the collectibles industry and no other site currently has the technology to store the extent of collectible information as our company, we run the risk of other sites entering into this sector and there can be no assurance that we can maintain our competitive position against potential competitors, especially those with greater financial, marketing, customer support, technical and other resources than tour company. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect the our business, results of operations and financial condition.

          Market consolidation has created and continues to create companies that are larger and have greater resources than us.

         As the online commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive

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positions.  In the  recent  past,  there  have  been  a  number  of  significant acquisitions and strategic plans announced among and between our competitors, including:

      o America Online's acquisition of Netscape and its proposed merger with TimeWarner, Inc.;

      o     CMGI's acquisition of 83% of AltaVista;

      o Disney's acquisition of the remaining interest in Infoseek not already owned by Disney;

      o     @Home Network's acquisition of Excite;

      o     Yahoo!'s acquisition of GeoCities and Broadcast.com; and

      o FairMarket's new alliance network comprised of Microsoft Corp., Excite@home, Ticketmaster Online and many others.

         The effects of these completed and pending acquisitions and strategic plans will have on us cannot be predicted with accuracy, but some of these competitors are aligned with companies that are larger or more well established than us. In addition, these potential competitors include television broadcasters with access to unique content and substantial marketing resources. As a result, these competitors may have access to greater finanical, marketing and technical resources than us.

Our operations significantly depend upon maintenance and continued improvement of the Internet's infrastructure.

         The Internet and electronic commerce industries are characterized by rapid technological change, changes in user and customer requirements, frequent new service or product introductions embodying new technologies and the emergence of new industry standards and practices that could render the our existing websites and proprietary technology obsolete. Our performance will depend, in part, on our ability to license or acquire leading technologies, to enhance our existing services, and to respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

         The Internet may ultimately prove not to be a commercially viable commercial marketplace for a number of reasons, including:

      o     unwillingness   of   consumers  to  shift  their   purchasing   from
            traditional retailers to online purchases;

      o concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular;

      o     limitations on access and ease of use;

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


      o     congestion leading to delayed or extended response times;

      o inadequate development of Web infrastructure to keep pace with increased levels of use; and

      o     increased governmental regulation.

         We cannot offer assurances that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed or that, if they are developed, the Internet will become a viable marketing and sales channel for merchandise such as that offered by the Company.

The emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

         The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services.

         Our ability to increase the speed with which we provide services to customers and to increase the scope of such services ultimately is limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion. If the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace are not developed or if the Internet does not become a viable commercial marketplace, our business, results of operations and financial condition will be materially adversely affected.

Security breaches and credit card fraud could harm our business.

         A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. We cannot give assurances that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. To the extent that activities of our company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. We cannot offer assurances that our security measures will prevent security breaches or

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

that failure to prevent such security breaches will not have a material adverse effect on our business,

Our industry may be exposed to increased government regulation.

         Our company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, laws applicable to auction companies and auctioneers, and laws or regulations directly applicable to access to or commerce on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, fraud, taxation, advertising, intellectual property rights and information security. Compliance with additional regulation could hinder our growth or prove to be prohibitively expensive.

         Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for our Internet auctions and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition.

         Several recently passed federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party Web sites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. Such legislation may impose significant additional costs on our business or subject us to additional liabilities.

         Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, because our service is available over the Internet in multiple states, and we sell to numerous consumers resident in such states, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject our company to taxes and penalties for the failure to qualify. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the our business, could have a material adverse effect on the Company's business, results of operations and financial condition.

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Risks Associated with our Common Stock

Our stock price has been and may continue to be very volatile.

         The market price of the shares of our common stock has been, and is likely to be, highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in our results of operations, announcements of technological innovations, new sales formats by the company or our competitors, developments with respect to patents, copyrights or proprietary rights, changes in financial estimates by securities analysts, conditions and trends in the Internet and electronic commerce industries, adoption of a new accounting standards affecting the retail sales industry, general market conditions and other factors. Further, the stock markets, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies.

         The trading prices of many technology companies' stock have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuation of many Internet stocks are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. We cannot offer any assurance that these trading prices and price earnings ratios will be sustained. These broad market factors may adversely affect the market price of our common stock. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of our common stock. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect of our business, results of operations and financial condition.

Present management will control the election of our directors and all other matters submitted to the stockholders for approval.

         Our executive officers and directors, in the aggregate, beneficially own approximately 80% of our outstanding common stock. As a result, such persons, acting together, will have the ability to control all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control the management and affairs of the company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the company, impede a merger, consolidation, takeover or other business combination involving the company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company, which in turn could have an adverse effect on the market price of our common stock.

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


"Penny stock" regulations may impose certain restrictions on marketability of securities.

         The SEC adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction.

         Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability to sell our common stock in the secondary market.

The market for our company's securities limited and may not provide adequate liquidity.

         Our common stock is currently traded on the OTC Electronic Bulletin Board. We are unable to provide any assurance or guarantee that the OTC Bulletin Board will provide adequate liquidity or that a trading market will be sustained. Holders of our company's stock may be unable to sell shares purchased should they desire to do so.

It is unlikely that we will issue stock dividends in the future.

         Anticipated capital requirements make it highly unlikely that any dividends will be paid with respect to our common stock in the foreseeable future.


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